Exhibit 10.7

Description of Executive Incentive Plan

The Executive Incentive Plan is an annual bonus incentive plan designed to motivate and reward participants for the achievement of fiscal year financial and non-financial objectives that directly contribute to the overall success of the Company. Non-commissioned exempt employees, [except the CEO,] hired no later than the last day of the prior year and employed through year-end of the current year are eligible to participate in the annual bonus incentive plan. [This plan includes all of the Company’s NEO’s except the CEO.]

At the beginning of each year, the Board of Directors establishes bonus targets and performance goals under the plan for the year. Bonus award payouts under the plan are objectively determined, based on achievement of the established financial goals such as deposit, loan and income growth during the year. The Board of Directors has discretion to increase or decrease the award based on non-financial goal achievements. The bonus award payouts under the plan are determined before the end of the year and are based on actual year-to-date and estimated end-of-year performance of the established goals. To do this, the Board of Directors reviews a list of various projects and the completion status in November of each year, and based on the status of these projects to the goal established at the beginning of the year, determines the non-financial goal achievement level.

The target incentive award is the amount that the participant is eligible to receive if the combined, weighted performance against the plan objectives equals an overall achievement level based on the operating budget. The target incentive award percentage range varies based on the participant’s officer level in the Company.